State of Delaware Secretary of State Division of Corporations Delivered 12:29 PM 09/23/2005 FILED 12:29 PM 09/23/2005 SRV 050781000 - 2123273 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MARKETSHARE RECOVERY, INC.

* * * * *

MarketShare Recovery, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of MarketShare Recovery, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and soliciting written consents of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

"FIRST: Name. The name of the corporation is bioMETRX, Inc. (hereinafter referred to as the “Corporation”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, signed written consents were received in accordance with Section 228 of the General Corporation Law of the State of Delaware representing the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The effective date of said amendment shall be October 10, 2005.

IN WITNESS WHEREOF, said MarketShare Recovery, Inc. has caused this certificate to be signed by Mark Basile, its President, this 22nd day of September, 2005.

MarketShare Recovery, Inc.

Date:	By:	/s/ Mark Basile

Mark Basile, President